EXHIBIT 4.4

THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR INDEBTEDNESS TO THE EXTENT PROVIDED HEREIN.

ADDUS HOMECARE CORPORATION

Form of Unsecured 10% Junior Subordinated Promissory Note

$[ ][1]	[ ] , 2009

SECTION 1. General.

(a) ADDUS HOMECARE CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay, subject to the further provisions hereof including, without limitation, Section 6 hereof, to [            ], a [            ] (together with any person or entity to which this Note is assigned, the “Holder”), the principal amount of [            ] DOLLARS ($[        ]), maturing on September 30, 2011 (the “Maturity Date”).

(b) This Note shall bear and accrue interest (the “Interest”) on the unpaid principal balance at the rate of ten percent (10%) per annum, which shall compound annually, and shall be payable in the manner provided in Section 1(c). Interest shall be calculated on the basis of a 360-day year for the actual days elapsed, commencing on the date hereof.

(c) Subject to Section 6 hereof, the outstanding principal amount of this Note shall be due and payable in eight (8) equal consecutive quarterly installments commencing on December 31, 2009, and on March 31, June 30, September 30 and December 31 of each year thereafter until paid in full. Subject to Section 6 hereof, interest on the unpaid principal balance of this Note shall be due and payable quarterly in arrears, together with each payment of principal.

(d) This Note is issued in payment of the $[        ] in dividends accrued and unpaid on shares of the Company’s series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), previously held by the Holder and converted into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and $[        ] in respect of fractional shares that would otherwise have been issuable upon the conversion of such shares of Series A Preferred Stock. The Holder acknowledges and agrees that the delivery of this Note and the payment of the principal amount hereof and accrued Interest thereon on the terms hereof satisfy the Company’s obligations to pay all accrued and unpaid dividends on the shares of Series A Preferred Stock so converted and all amounts in respect of such fractional shares.

[1]	Will equal all accrued dividends on the Holder’s shares of Series A Preferred Stock as of the conversion.

(e) As used herein, the Holder’s “Pro Rata Share” means [    ]%, which is the quotient obtained by dividing (i) the number of shares of Series A Preferred Stock previously held by the Holder and converted into shares of the Company’s Common Stock, by (ii) 372,500.

SECTION 2. The Note.

The term “Note” as used herein refers to this Note and also refers to any Note executed and delivered by the Company in replacement hereof pursuant to Section 7 hereof.

SECTION 3. Non-Negotiability; Non-Transferability.

This Note shall not be negotiable, assignable or transferable, and no such negotiation, assignment or transfer shall be effective, in each case, without the prior written consent of the Company and the Holder; provided, however, that the Holder may transfer or assign this Note to an affiliate of the Holder without the consent of the Company.

SECTION 4. Optional Prepayments.

Subject to Section 6 hereof, the Company may, at its sole option at any time, prepay all or any portion of the principal amount of this Note, without penalty or premium, in whole or in part, together with Interest to the date of such prepayment on the principal amount so prepaid.

SECTION 5. Mandatory Prepayments. Subject to Section 6 hereof:

(a) The Company shall prepay a portion of the outstanding principal amount of this Note equal to the Holder’s Pro Rata Share of $4,000,000 (the “Initial Prepayment Amount”) and all accrued Interest thereon promptly following the consummation of the initial public offering of its Common Stock as contemplated by the registration statement on Form S-1 filed by the Company with the Securities Exchange Commission (File No. 333-160634) (the “IPO”); provided, that if the IPO results in gross proceeds to the Company of an amount equal to or greater than $70,000,000, the Company shall prepay a portion of the outstanding principal amount of this Note promptly following the consummation of the IPO equal to the sum of (i) the Initial Prepayment Amount, and (ii) the Holder’s Pro Rata Share of an amount equal to 50% of the gross proceeds in excess of $70,000,000, together with all accrued Interest on such aggregate principal amount, up to an aggregate amount equal to the original principal amount of this Note plus all accrued Interest thereon.

(b) If, after the consummation of the IPO, the Company consummates any public offering of newly-issued shares of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form) (a “Public Offering”), and the gross proceeds of such Public Offering to the Company are at least $10,000,000, the Company shall, promptly following the receipt of proceeds upon the consummation of such Public Offering, prepay a portion of the outstanding principal amount of this Note in an amount equal to the Holder’s Pro Rata Share of 50% of the amount of such gross proceeds, together with all accrued Interest thereon, up to an aggregate amount equal to the outstanding principal amount plus all accrued Interest thereon. The provisions of this Section 5(b) shall apply to each Public Offering consummated by the Company until such time as the entire principal amount of this Note, together with all accrued Interest thereon, has been paid in full.

(c) The Company shall prepay the outstanding principal amount of this Note and all accrued Interest thereon upon (i) any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction, (ii) the sale of all or substantially all of the Company’ assets, (iii) the sale or transfer of the outstanding shares of capital stock of the Company or (iv) the merger or consolidation of the Company with another person or entity, in each case in clauses (iii) and (iv) above, under circumstances in which the holders (together with any affiliates of such holders) of the voting power of outstanding capital stock of the Company, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a transaction contemplated by clause (ii) above.

(d) With respect to any prepayments made by the Company pursuant to Section 4 or this Section 5, such prepayments shall be applied first, in payment of the principal amount of this Note in inverse order of maturity.

SECTION 6. Subordination.

(a) The Company and the Holder agree that all indebtedness evidenced by this Note, including principal, Interest and all other amounts payable hereunder shall, to the extent hereinafter set forth, be subordinate and junior to all obligations, indebtedness and liabilities (the “Obligations”) of the Company and its affiliates under any third party senior secured credit facility of the Company or any of its affiliates and any subsequent refinancing thereof, as such Obligations may be increased, extended or otherwise modified from time to time hereafter (collectively, “Senior Indebtedness,” and documents related thereto, the “Loan Documents”).

(b) Notwithstanding anything herein to the contrary, unless otherwise permitted by the Loan Documents, no payment, direct or indirect, shall be made by the Company on account of principal of, or Interest on, this Note or otherwise with respect to this Note or on account of the purchase or redemption or other acquisition of this Note, unless and until the Senior Indebtedness shall have been indefeasibly paid in full in cash and the commitments to lend thereunder have terminated pursuant to the terms of the Loan Documents; provided that the Company shall be permitted to pay, and the Holder shall be permitted to retain, (i) regularly scheduled payments of Interest on this Note as and when such payment shall become due and payable, so long as immediately before and after giving effect to each such payment, (A) no default or event of default exists under the Loan Documents (herein, a “Senior Default”) or would be caused thereby and (B) the Company and its affiliates are in pro forma compliance with the financial covenants set forth in the Loan Documents; and (ii) regularly scheduled payments of principal of this Note as and when such payment shall become due and payable, so long as immediately before and after giving effect to each such payment, (A) no Senior Default exists or would be caused thereby, (B) the Company and its affiliates are in pro forma compliance with the financial covenants set forth in the Loan Documents, (C) the Company and its affiliates are in pro forma compliance with the Fixed Charge Coverage financial covenant set forth in the Loan Documents as if such ratio were set at 1.2: 1.0 computed as of the most recent fiscal quarter end for which the Company and its affiliates have delivered financial statements pursuant to the Loan Documents, and (D) the borrowers under the Loan Documents shall have Excess Availability (as defined in the Loan Documents) of at least $4,000,000.00.

(c) Unless and until the Senior Indebtedness shall have been indefeasibly paid in full in cash and the commitments to lend thereunder have terminated pursuant to the terms of the Loan Documents, except for the receipt of payments specifically permitted pursuant to Section 6(b), the Holder shall not (i) accept or receive (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) any direct or indirect payment on account of this Note at any time a Senior Default exists and until the Company has notified the Holder in writing that such Senior Default has been waived or is no longer continuing, (ii) demand or attempt to collect or commence any legal proceedings to collect, any payment on account of this Note, or (iii) commence or maintain any action, suit or any other legal or equitable proceeding against the Company, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, at any time, unless holders of Senior Indebtedness shall also join in bringing such proceeding.

(d) In the event that the Company makes any payment with respect to this Note, whether in cash, property or securities, at a time when a Senior Default exists, such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (or an agent thereof) to be applied in accordance with the terms of the Loan Documents.

(e) No right of any present or future holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by this Note shall be prejudiced or impaired by any act or failure to act by any such holder or by the Company or by the failure of the Company to comply with this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

(f) The Holder agrees and consents that, without notice to or assent by the Holder and without affecting the liabilities and obligations of the Company and the Holder and the rights and benefits of the holders of the Senior Indebtedness, (i) the obligations and liabilities of the Company and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released at any time and from time to time; (ii) the holders of the Senior Indebtedness and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness (including, without limitation, any exercise or non-exercise by any such holder of any right, power, privilege or remedy under the Loan Documents or hereunder or any release by any such holder of any security for the payment of the Senior Indebtedness); and (iii) any balance or balances of funds with any holder of Senior Indebtedness at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released; in each case all as any such holder and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the subordinated indebtedness to the Senior Indebtedness provided for herein.

(g) The obligations of the Holder under this Section 6 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness is rescinded or must otherwise be restored or returned by any holder of Senior Indebtedness by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as through such payment had not been made.

(h) The Holder agrees that the holders of the Senior Indebtedness are entitled to rely upon the provision of this Section 6 and may enforce the provisions of this Section 6 against the Holder.

SECTION 7. Replacement of Note.

Upon surrender and cancellation of this Note, and in all cases (other than pursuant to clause (i) of this Section 7) upon reimbursement to the Company of all reasonable expenses incidental thereto, the Company will make and deliver a new Note of like tenor in lieu of this Note in the following circumstances (i) in the event of a prepayment or partial prepayment of the principal in accordance with Section 4 or 5 hereof, or (ii) upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft, destruction or mutilation, of indemnity reasonably satisfactory to it. Any Note made and delivered in accordance with the provisions of this Section 7 shall be dated as of the date through which Interest has been paid on this Note.

SECTION 8. Amendments and Waivers.

With the written consent of the Holder, any covenant, agreement or condition contained in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), or the Holder and the Company may from time to time enter into agreements for the purpose of amending any covenant, agreement or condition of this Note or changing in any manner the rights of the Holder of this Note. Any such amendment or waiver shall be binding upon each Holder of this Note and upon the Company. Upon the request of the Company, the Holder hereof shall submit this Note to the Company so that this Note may be marked to indicate such amendment or waiver, and any Note issued thereafter shall bear a similar notation referring to any such amendment or continuing waiver. Notwithstanding anything herein to the contrary, this Note may not be amended, restated, supplemented or otherwise modified in any manner without the prior written consent of any holder of the Senior Indebtedness.

SECTION 9. Event of Default.

(a) In case of the occurrence of any of the following events (an “Event of Default”):

(i) default shall be made in the payment of the principal and/or of Interest on this Note, when and as the same shall become due and payable (unless such payment is specifically prohibited by Section 6), whether at the due date thereof or by acceleration thereof or otherwise and, with respect to the payment of Interest on this Note, and such default shall continue unremedied for 30 days;

(ii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they mature, (C) make a general assignment for the benefit of creditors, (D) be adjudicated as bankrupt or insolvent, (E) file a voluntary petition in bankruptcy or petition or answer seeking a reorganization or an arrangement with its creditors, (F) take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(iii) an order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or all or a substantial part of the assets of the Company, or appointing a receiver, trustee or liquidator of the Company, and such order, judgment or decree shall continue unstayed and in effect for any period of 90 days;

then, subject to the provisions of Section 6 hereof, the Holder may, upon not less than 20 days’ prior written notice to the Company and the holders of any Senior Indebtedness, declare this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable, both as to principal and Interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

(b) Subject to Section 6 hereof, in case any one or more of the Events of Default shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder.

(c) No remedy conferred hereunder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising its rights hereunder shall operate as a waiver of any rights of the Holder.

SECTION 10. Extension of Maturity.

Should the Maturity Date occur on a day other than a business day, the Maturity Date shall be extended to the next succeeding business day, and, in the case of principal, Interest shall be payable thereon at the rate per annum herein specified during such extension. The term “business day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

SECTION 11. Successors and Assigns.

The provisions of this Note shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Holder and its respective successors, assigns, heirs, executors, administrators and duly appointed legal representatives, as applicable, who shall succeed to the Holder’s rights and obligations in, to and under this Note.

SECTION 12. Governing Law.

This Note will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to its choice of law rules.

SECTION 13. Consent to Jurisdiction, Etc.

The Company and the Holder hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Note shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the County of New York in the State of New York, and each of the Company and the Holder hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The Company and the Holder agree that, after a legal dispute is before a court as specified in this Section 13, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on either the Company or the Holder anywhere in the world, whether within or without the jurisdiction of any such court. Each of the Company and the Holder hereto agrees that a final judgment in any action, suit or proceeding described in this Section 13 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

SECTION 14. Waiver of Jury Trial.

THE COMPANY AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

SECTION 15. Severability.

Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Company and the Holder waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has duly executed and delivered this Note as of the date first written above.

ADDUS HOMECARE CORPORATION

By:
Name:
Title:

Agreed to and accepted by

[HOLDER]

By:
Name:
Title: